Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RESULTS FOR THIRD

QUARTER 2014

– Increased Net Revenue 21.1% to $140.5 Million –

– Grew Adjusted EBITDA 69.6% to $14.6 Million –

Columbus, Ohio, November 12, 2014. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, announced today results for the third quarter ended September 30, 2014.

Third Quarter 2014 Highlights

•	Net revenue increased 21.1% to $140.5 million compared to third quarter 2013; same branch sales increased 17.7% compared to third quarter 2013 attributable to higher volume, price gains, and more favorable project mix

•	Adjusted EBITDA improved 69.6% to $14.6 million compared to third quarter 2013

•	Operating income grew 87.6% to $10.8 million compared to third quarter 2013

•	Adjusted net income per share increased to $0.20, compared to $0.14 per share in the third quarter 2013. GAAP earnings per share increased to $0.19 compared to earnings per share of $0.06 in the third quarter 2013

•	Entered into a new five year, $100 million senior secured credit facility, which replaced the Company’s prior $50 million revolving credit facility and provides additional liquidity for acquisitions and general corporate purposes

•	In August 2014, acquired Marv’s Insulation, Inc., an installer of insulation in the Boise, Idaho market, with trailing twelve months revenues of approximately $3.2 million as of June 30, 2014, which marked the Company’s entry into the state of Idaho

•	In November 2014, acquired Installed Building Solutions, LLC (“IBS”), an installer of insulation, which strengthened the Company’s presence in Minnesota, Wisconsin and North Dakota. IBS had trailing twelve months revenues of approximately $17.4 million as of September 30, 2014

“The strong improvement in our sales and profitability during the quarter and year-to-date reflect the successful expansion of our operations and the benefits we are leveraging from our well established and efficient platform,” stated Jeff Edwards, Chairman and Chief Executive Officer. “Our dedication to service throughout our branches, located in many of the nation’s strongest housing markets, continues to drive revenue exceeding the pace of the single-family housing recovery. In addition, our focus on customer service, excellent vendor relationships and integrated distribution and service capabilities supports a favorable pricing environment for us to effectively manage material inflation in our markets. We are encouraged by our operating momentum and as we look to the remainder of 2014 and beyond, we fully expect to continue executing on our profitable growth strategy as the housing market improves.”

Mr. Edwards added, “Our collective acquisition activity so far in 2014 has strengthened our presence in several key markets with the addition of established regional operators with extensive customer relationships. These newly acquired businesses are aligned with our growth strategy and are positioned to contribute meaningfully to our profitability over time. We continue to see a strong pipeline for potential acquisition activity and we remain focused on pursuing select accretive growth opportunities in our target markets.”

Third Quarter 2014 Results Overview

For the third quarter of 2014, net revenue was $140.5 million, an increase of 21.1% from $116.0 million in the third quarter of 2013. On a same branch basis, net revenue improved 17.7% from the prior year quarter, with approximately 90% of the increase attributable to growth in the number of completed jobs and the remainder achieved through favorable job mix and price gains.

Gross profit improved 32.3% to $39.6 million from $29.9 million in the prior year quarter. Gross margin expanded to 28.2% from 25.8% in the prior year quarter, primarily due to favorable leverage on higher net revenue and increased cost efficiencies.

Selling, general and administrative expense as a percentage of net revenue was 20.0% compared to 20.2% in the prior year quarter, primarily due to higher net revenues which more than offset an increase in costs associated with being a publicly traded company and an increase in personnel costs to support our growth.

Adjusted EBITDA was $14.6 million, a 69.6% increase from $8.6 million in the prior year quarter, largely due to higher net revenue and an improvement in gross margin. Adjusted EBITDA as a percentage of net revenue grew to 10.4%, or 300 basis points, compared to 7.4% in the prior year quarter. Operating income was $10.8 million, an increase from $5.8 million in the prior year quarter.

Adjusted net income from continuing operations was $6.3 million, or $0.20 per share, compared to $3.1million, or $0.14 per share in the prior year quarter. Adjusted net income from continuing operations adjusts for the impact of non-core items, including deferred financing fees in the third quarter 2014 and accretion charges on Redeemable Preferred Stock and discontinued operations in the third quarter 2013. On a GAAP basis, net income attributable to common shareholders was $6.2 million, or $0.19 per share, compared to net income of $1.4 million, or $0.06 per diluted share, in the prior year quarter.

Conference Call and Webcast

The Company will host a conference call and webcast on Wednesday, November 12, 2014 at 10:00 a.m. Eastern time to discuss these results. To participate in the call, please dial 877-407-9039 (domestic) or 201-689-8470 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through December 12, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13592222.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and is also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multifamily residential, and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the demand for our services, expansion of our national footprint, our ability to capitalize on the new home construction recovery, our ability to strengthen our market position, our ability to pursue value-enhancing acquisitions, our ability to improve profitability and expectations for demand for our services for the remainder of 2014. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof.

A full discussion of our operations and financial condition, including factors that may affect our business and future prospects, is contained in documents we have filed with the SEC and will be contained in all subsequent periodic filings we make with the SEC. These documents identify in detail important risk factors that could cause our actual performance to differ materially from current expectations.

Risk factors and uncertainties that could cause actual results to differ materially from current and historical results include, but are not limited to: our dependence on the residential construction industry, the economy and the credit markets; uncertainty regarding the housing recovery; declines in the economy or expectations regarding the housing recovery that could lead to additional significant impairment charges; the cyclical and seasonal nature of our business; our exposure to severe weather conditions; the highly fragmented and competitive nature of our industry; product shortages or the loss of key suppliers; changes in the costs and availability of products; inability to successfully acquire and integrate other businesses; our exposure to claims arising from our acquired operations; our reliance on key personnel; our ability to attract, train and retain qualified employees while controlling labor costs; our exposure to product liability, workmanship warranty, casualty, construction defect and other claims and legal proceedings; changes in, or failure to comply with, federal, state, local and other regulations; disruptions in our information technology systems; and our ability to implement and maintain effective internal control over financial reporting and remediate any outstanding material weakness and significant deficiencies. The order in which these factors appear should not be construed to indicate their relative importance or priority.

New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income. The reasons for the use of Adjusted EBITDA and Adjusted Net Income, reconciliations of Adjusted EBITDA and Adjusted Net Income to the most directly comparable GAAP measures and other information relating to Adjusted EBITDA and Adjusted Net Income are included below following the unaudited consolidated financial statements.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Net revenue	$140,456	$115,950	$372,750	$312,599
Cost of sales	100,828	86,001	271,908	234,121

Gross profit	39,628	29,949	100,842	78,478
Operating expenses
Selling	8,041	6,546	22,067	18,454
Administrative	20,084	16,883	60,402	49,183
Amortization	693	757	2,104	2,301

Operating income	10,810	5,763	16,269	8,540
Other expense (income)
Interest expense	934	613	2,196	1,657
Other	51	140	(313)	(24)

Income before income taxes	9,825	5,010	14,386	6,907
Income tax provision	3,629	1,942	5,462	2,646

Net income from continuing operations	6,196	3,068	8,924	4,261
Loss from discontinued operations	—	187	78	960
Income tax benefit	—	(86)	(30)	(362)

Loss from discontinued operations, net of income taxes	—	101	48	598

Net income	6,196	2,967	8,876	3,663
Accretion charges on Redeemable Preferred Stock	—	(1,578)	(19,897)	(4,597)

Net income (loss) attributable to common shareholders	$6,196	$1,389	$(11,021)	$(934)

Weighted average shares outstanding (basic and diluted)	31,839,087	22,033,901	29,539,592	22,033,901
Net income (loss) per share (basic and diluted)
Income (loss) per share from continuing operations attributable to common stockholders (basic and diluted)	$0.19	$0.07	$(0.37)	$(0.01)
Loss per share from discontinued operations attributable to common stockholders (basic and diluted)	—	(0.01)	—	(0.03)

Income (loss) per share attributable to common stockholders (basic and diluted)	$0.19	$0.06	$(0.37)	$(0.04)

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets
Cash	$24,732	$4,065
Restricted cash	1,638	1,708
Accounts receivable (less allowance for doubtful accounts of $2,545 and $1,738 at September 30, 2014 and December 31, 2013, respectively)	71,569	58,351
Accounts receivable, related parties	1,651	475
Inventories	23,339	19,731
Income taxes receivable	341	41
Deferred offering costs	—	5,156
Other current assets	4,860	5,985

Total current assets	128,130	95,512
Property and equipment, net	37,302	29,475
Non-current assets
Goodwill	51,286	49,328
Intangibles, net	12,897	13,400
Other non-current assets	4,468	3,355

Total non-current assets	68,651	66,083

Total assets	$234,083	$191,070

LIABILITIES, REDEEMABLE INSTRUMENTS AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Current maturities of long-term debt	$1,533	$255
Current maturities of capital lease obligations	9,456	7,663
Accounts payable	47,846	40,114
Accounts payable, related parties	—	539
Accrued compensation	11,370	8,942
Other current liabilities	7,039	6,930

Total current liabilities	77,244	64,443
Long-term debt	23,878	27,771
Capital lease obligations, less current maturities	18,815	14,370
Put option—Redeemable Preferred Stock	—	490
Deferred income taxes	9,974	9,571
Other long-term liabilities	12,071	9,006

Total liabilities	141,982	125,651
Commitments and contingencies
Redeemable Preferred Stock; $0.01 par value: 0 and 1,000 authorized, issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	55,838
Redeemable Common Stock; $0.01 par value: 0 and 5,850,000 authorized, issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	81,010
Stockholders’ equity (deficit)
Preferred Stock; $0.01 par value: 5,000,000 and 0 authorized, 0 and 0 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	—
Common Stock; $0.01 par value: 100,000,000 and 27,200,862 authorized, 31,839,087 and 16,183,901 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	319	162
Additional paid in capital	154,497	—
Accumulated deficit	(62,715)	(71,591)

Total stockholders’ equity (deficit)	92,101	(71,429)

Total liabilities, redeemable instruments and stockholders’ equity (deficit)	$234,083	$191,070

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine months ended September 30,
	2014	2013
Net cash provided by operating activities	$14,693	$2,617

Cash flows from investing activities
Restricted cash	70	95
Purchases of property and equipment	(2,626)	(2,072)
Acquisitions of businesses, net of cash acquired of $53 and $0, respectively	(3,313)	(687)
Proceeds from sale of property and equipment	518	1,113

Net cash used in investing activities	(5,351)	(1,551)

Cash flows from financing activities
Proceeds from initial public offering of common stock, net of costs	87,645	—
Proceeds from secondary public offering of common stock, net of costs	14,418	—
Redemption of Redeemable Preferred Stock	(75,735)	—
(Payments) proceeds from revolving line of credit, net	(27,269)	6,484
Proceeds from term loan	25,000	—
Debt issuance costs	(714)	—
Principal payments on long term debt	(719)	(473)
Payments on capital lease obligations	(6,921)	(4,595)
Payments for deferred initial public offering costs	(4,254)	(1,110)
Payments for deferred secondary public offering costs	(126)	—

Net cash provided by financing activities	11,325	306

Net change in cash	20,667	1,372
Cash at beginning of period	4,065	3,898

Cash at end of period	$24,732	$5,270

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$1,883	$1,522
Income taxes, net of refunds	4,726	6,200
Supplemental disclosure of noncash investing and financing activities
Vehicles capitalized under capital leases and related lease obligations	13,581	15,374
Note payable issued in connection with acquisition of business	—	300
Unpaid deferred offering costs	—	899

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Net Income measure performance by adjusting EBITDA and GAAP net income, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net (loss) income in accordance with GAAP as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net (loss) income from continuing operations as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow (used in) provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non core items such as accretion charges on Redeemable Preferred Stock, discontinued operations, public offering costs, the tax impact of these certain non core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, GAAP net income (loss) for the periods presented therein.

Net Income and Earnings Per Share Calculations

For the Three and Nine Months Ended September 30, 2014 and 2013

(unaudited, in thousands except for share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income (loss) attributable to common shareholders, as reported	$6,196	$1,389	$(11,021)	$(934)
Adjustments for net income from continuing operations:
Accretion charges on Redeemable Preferred Stock	—	1,578	19,897	4,597
Loss from discontinued operations, net of income taxes	—	101	48	598

Net income (loss) from continuing operations	$6,196	$3,068	$8,924	$4,261
Adjustments for adjusted net income from continuing operations:
IPO and follow-on costs	—	—	1,335	—
Gain from put option Redeemable Preferred Stock	—	—	(490)	—
Share based compensation expense	—	—	300	—
Sarbanes-Oxley initial implementation	—	—	262	—
Write-off of capitalized loan costs	233	—	233	—
Tax impact of adjusted items at 37% effective tax rate in 2013 and 2014 [1]	(86)	—	(607)	—

Total adjustments for adjusted net income from continuing operations, net of income taxes	$147	$—	$1,033	$—

Adjusted net income from continuing operations	$6,343	$3,068	$9,957	$4,261

Weighted average shares outstanding (basic and diluted)	31,839,087	22,033,901	29,539,592	22,033,901
Net income (loss) per share attributable to common stockholders (basic and diluted), as reported	$0.19	$0.06	$(0.37)	$(0.04)
Adjustments for net income from continuing operations per basic and diluted share [2]	—	0.08	0.67	0.23

Net income per share from continuing operations (basic and diluted)	$0.19	$0.14	$0.30	$0.19
Adjustments for adjusted net income from continuing operations, net of tax impact, per basic and diluted share	0.01	—	0.04	—

Adjusted net income per share from continuing operations (basic and diluted)	$0.20	$0.14	$0.34	$0.19

[1]	An estimated full year effective tax rate of 37% was applied to the 2014 adjustments for consistency in presentation
[2]	Includes adjustments related to accretion charges on Redeemable Preferred Stock and loss from discontinued operations, net of income taxes

Per share figures in the above earnings per share calculation table may reflect rounding adjustments and consequently totals may not appear to sum.

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss) for the periods presented therein.

Adjusted EBITDA Calculations

For the Three and Nine Months Ended September, 2014

(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Adjusted EBITDA:
Net income (GAAP)	$6,196	$2,967	$8,876	$3,663
Interest expense	934	613	2,196	1,657
Provision for income taxes, continuing operations	3,629	1,942	5,462	2,646
Depreciation and amortization	3,822	3,074	10,834	8,174

EBITDA	14,581	8,596	27,368	16,140

IPO and follow-on costs	—	—	1,335	—
Share based compensation expense	—	—	300	—
Sarbanes-Oxley initial implementation	—	—	262	—
Gain from put option Redeemable Preferred Stock	—	—	(490)	—

Adjusted EBITDA	$14,581	$8,596	$28,775	$16,140

Adjusted EBITDA margin	10.4%	7.4%	7.7%	5.2%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net